APPENDIX A

WELLS CAPITAL MANAGEMENT INCORPORATED

INVESTMENT SUB-ADVISORY AGREEMENT

WELLS FARGO MASTER TRUST

Master Trust Portfolios

Bloomberg Barclays US Aggregate ex-Corporate Portfolio

Core Bond Portfolio

Diversified Large Cap Growth Portfolio

Emerging Growth Portfolio

High Yield Corporate Bond Portfolio

Investment Grade Corporate Bond Portfolio

Real Return Portfolio

Short-Term Investment Portfolio1

Strategic Retirement Bond Portfolio

U.S. REIT Portfolio

Appendix A amended:  May 23, 2017

1. On March 27, 2017 the Board of Trustees of Wells Fargo Master Trust approved the liquidation of the Short-Term Investment Portfolio effective in the third quarter 2017.

SCHEDULE A

WELLS CAPITAL MANAGEMENT INCORPORATED

INVESTMENT SUB-ADVISORY AGREEMENT

AMENDED AND RESTATED FEE AGREEMENT

WELLS FARGO MASTER TRUST

            This amended and restated fee agreement is made as of the 31st day of March, 2001, and is amended as of the 23rd day of May, 2017, by and between Wells Fargo Funds Management, LLC (the “Adviser”) and Wells Capital Management Incorporated (the “Sub-Adviser”) and

            WHEREAS, the parties and Wells Fargo Master Trust (the “Trust”) have entered into an Investment Sub-Advisory Agreement (“Sub-Advisory Agreement”) whereby the Sub-Adviser provides investment management advice to each series of the Trust as listed in Appendix A to the Sub-Advisory Agreement (each a “Portfolio” and collectively the “Portfolios”).

            WHEREAS, the Sub-Advisory Agreement provides that the fees to be paid to the Sub-Adviser are to be as agreed upon in writing by the parties.

            NOW THEREFORE, the parties agree that the fees to be paid to the Sub-Adviser under the Sub-Advisory Agreement shall be calculated and paid on a monthly basis by applying the annual rates indicated below to the average daily net assets of each Portfolio throughout the month:

Name of Portfolio	Sub-Advisory Rate
Bloomberg Barclays US Aggregate ex-Corporate Portfolio	First 200M Next 300M Over 500M	0.04% 0.035% 0.03%
Core Bond Portfolio	First 100M Next 200M Next 200M Over 500M	0.20% 0.175% 0.15% 0.10%
Diversified Large Cap Growth Portfolio	First 100M Next 200M Next 500M Over 800M	0.30% 0.275% 0.25% 0.20%
Emerging Growth Portfolio	First 100M Next 100M Over 200M	0.55% 0.50% 0.40%
High Yield Corporate Bond Portfolio	First 200M Next 300M Over 500M	0.09% 0.08% 0.07%
Investment Grade Corporate Bond Portfolio	First 200M Next 300M Over 500M	0.04% 0.035% 0.03%
Real Return Portfolio	First 100M Next 200M Next 200M Over 500M	0.28% 0.25% 0.22% 0.18%
Short-Term Investment Portfolio[1]	First 1B Next 2B Next 3B Over 6B	0.05% 0.03% 0.02% 0.01%
Strategic Retirement Bond Portfolio	First 200M Next 300M Over 500M	0.04% 0.035% 0.03%
U.S. REIT Portfolio	First 200M Next 300M Over 500M	0.06% 0.05% 0.04%

            If the Sub-Adviser shall provide management and other services for less than the whole of a month, the foregoing compensation shall be prorated based on the number of days in the month that such Sub-Adviser provided management and other services to the Portfolio.

Schedule A amended:  May 23, 2017

1. On March 27, 2017 the Board of Trustees of Wells Fargo Master Trust approved the liquidation of the Short-Term Investment Portfolio effective in the third quarter of 2017.

The foregoing fee schedule is agreed to as of May 23, 2017 and shall remain in effect until changed in writing by the parties.

WELLS FARGO FUNDS MANAGEMENT, LLC

By:

       Paul Haast

       Senior Vice President

WELLS CAPITAL MANAGEMENT INCORPORATED

By:

      Karen Norton

      Chief Operating Officer